Tel: +61 8 6382 4600	38 Station Street
Fax: +61 8 6382 4601	Subiaco, WA 6008
www.bdo.com.au	PO Box 700 West Perth WA 6872
Australia

Peninsula Energy Limited
Unit 17, Level 2
Spectrum Building
100 Railway Road
SUBIACO WA 6008

We hereby consent to use BDO Audit (WA) Pty Ltd in Amendment No.3 to the 20-F Registration Statement under the Securities Exchange Act of 1934, as amended constituting a part of the Registration Statement of our report dated January 29, 2016, relating to the consolidated financial statements and our report dated March 13, 2016 relating to the half-year financial report, of Peninsula Energy Limited each of which is contained in the Registration Statement.

We also consent to the reference to us under the caption “Auditors” in the Registration Statement.

Wayne Basford, Director
BDO Audit (WA) Pty Ltd

Perth, Western Australia
May 20, 2016